Free Writing Prospectus	Filed Pursuant to Rule 433
Filed on May 26, 2011	Registration Statement No. 333-161148

Oesterreichische Kontrollbank Aktiengesellschaft

$ 1,250,000,000 2.000% Guaranteed Global Notes due 2016

FINAL TERM SHEET

May 26, 2011

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	AAA by Standard & Poor’s Ratings Services and Aaa by Moody’s Investors Service[1]

Principal Amount:	US$ 1,250,000,000

Pricing Date	May 26, 2011

Closing Date:	June 3, 2011

Maturity Date:	June 3, 2016

Redemption Price:	100%

Interest Rate:	2.000% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	June 3 and December 3

First Interest Payment Date:	December 3, 2011

Reoffer Spread:	33.05 bps over 1.75% US Treasury due May 31, 2016, yielding 1.778% semi-annually

Price to Public/Issue Price:	99.485%

Underwriting Commissions:	0.125%

Proceeds to OeKB:	99.360%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC (deliverable through Clearstream Luxembourg and Euroclear)

Joint Lead Managers:	Barclays Bank PLC, HSBC Bank plc, J.P. Morgan Securities Ltd.

Co-Managers:	BNP Paribas, Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, Goldman Sachs International, UBS Limited

Stabilization Manager:	n.a.

ISIN:	US676167BE82

CUSIP:	676167 BE8

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

You can access the prospectus relating to the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/202811/000119312509210954/dsba.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital toll-free at +1 888 603 5847, by contacting HSBC Securities (USA) Inc., Attention: Transaction Management Group, c/o Broadridge, 1155 Long Island Avenue, Bay 1-7, Edgewood, NY 11717 ((toll-free) +1 866 811 8049) or by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: NY Syndicate Desk ((collect) +1 212 834 4533).